Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
June 29, 2017	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Venator Materials Prices $375 Million Private Offering

of Senior Notes Due 2025

THE WOODLANDS, Texas - Huntsman Corporation (NYSE: HUN) and Venator Materials PLC today announced that they have priced a $375 million in aggregate principal amount offering of senior notes due 2025 (the “Notes”) through their wholly owned subsidiaries, Venator Finance S.à r.l. and Venator Materials Corporation. The offering was increased from a previously announced size of $350 million in aggregate principal amount of Notes. The Notes will carry an interest rate of 5 ¾ % and will mature on July 15, 2025. The closing of the offering is expected to occur on July 14, 2017, subject to the satisfaction of customary closing conditions.

Huntsman has previously announced its intention to separate its Pigments & Additives business, through an initial public offering of Venator Materials PLC this summer, subject to market conditions. Proceeds from the offering of Notes will initially be placed into escrow pending the initial public offering and will then be used to repay intercompany debt owed to Huntsman and its subsidiaries, to pay a dividend to Huntsman and its subsidiaries and to pay related fees and expenses.

The Notes are being offered in a private offering exempt from registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.  The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Huntsman

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2016 revenues of approximately $10 billion. Its chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. The company has more than 100 manufacturing and R&D facilities in approximately 30 countries and employs approximately 15,000 associates within 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.Huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, any delay of, or other negative developments affecting, the IPO of Venator Materials PLC, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses, to consummate or achieve the expected benefits of the proposed transaction with Clariant and to realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.